Exhibit 99.1

DSP Group, Inc. Reports Fourth Quarter 2015 Results

Record Quarterly Contribution from New Products at 33% of Revenues

Fourth Quarter Gross Margin Increased 340 Basis Points Year-over-Year to 43%

Fourth Quarter GAAP and Non-GAAP Earnings per Share Exceeded Guidance

LOS ALTOS, Calif., February 2, 2016 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the fourth quarter and the year ended December 31, 2015.

Fourth Quarter Financial Highlights:

●	GAAP and non-GAAP diluted earnings per share of $0.00 and $0.07, respectively, exceeding guidance

●	Revenues of approximately $33.8 million, down 9% year-over-year

●	Record non-GAAP gross margin of 43.2%, exceeding the high end of guidance

●	Non-GAAP operating income of $1.4 million, 4% of revenues, compared to non-GAAP operating income of $1.1 million in the fourth quarter of 2014

●	Non-GAAP net income of $1.7 million, compared to non-GAAP net income of $1.3 million in the fourth quarter of 2014

●	Generated $8.3 million of cash flows from operations

●	Repurchased 206,000 shares for a total consideration of $2.0 million

●	Cash, deposits and marketable securities of $121.7 million as of December 31, 2015

Full Year 2015 Financial Highlights:

●	GAAP diluted earnings per share of $0.07 and non-GAAP diluted earnings per share of $0.34

●	Revenues of approximately $144.3 million, an increase of 1% vs. $143.0 million in 2014

●	Non–GAAP gross margins of 41.7%, a 160 basis points improvement vs. 2014

●	Non-GAAP operating income of $7.5 million, reaching 5% of revenues compared to non-GAAP operating income of $6.5 million in 2014

●	Non-GAAP net income of $8.0 million, reaching 6% of revenues compared to non-GAAP net income of $7.3 million in 2014

●	GAAP net income of $1.6 million compared to $3.6 million in 2014

●	Generated $12.2 million of cash from operating activities

●	Repurchased 1.3 million shares for a total consideration of $13.2 million

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated, “We are very pleased with our accomplishment of full year revenue growth, which was driven by an increase of approximately 35% from new products and record VoIP sales. Moreover, during the fourth quarter, we successfully executed on our growth initiatives, as reflected by record contributions from new products, reaching 33% of revenues, and a promising design pipeline across HGW, ULE, mobile and VoIP. We are excited about harvesting years of R&D investments and reaping the benefits in the form of successful product launches and promising diversified revenue streams. Looking forward, we expect growth from new products to accelerate and drive overall revenue growth, as well as higher gross margins and better profitability.”

Mr. Elyakim added, “In the first quarter of 2016, we expect a temporary slowdown in revenues due to decreasing demand for cordless telephony products, which will be partially offset by growth from new products. In particular, we expect mobile revenues to contribute more meaningfully to our first quarter results. The proven success of new product initiatives is propelling us rapidly towards an inflection point where the high growth, high margin segments will dominate our business and become the basis for sustaining our long-term value.”

Products and Market Highlights:

●	Unveiled SparkPA, highest performance CMOS Power Amplifier (PA) for 5GHz Wi-Fi 802.11ac using TSMC Standard CMOS Process

●	New products revenues of $11.2 million in the fourth quarter and $40.1 million for the full year 2015, representing year-over-year increases of 48% and 35%, respectively

●	Record Office/VoIP segment revenues of $7.1 million for the fourth quarter and $22.2 million for the full year 2015, representing year-over-year increases of 79% and 56%, respectively

●	Major design-win for HDClear with a leading mobile OEM

●	Turkcell selected our ULE products to power its newly launched home IoT service

●	Swisscom launched an innovative button by Askey based on our ULE SoC

●	Polycom’s Next-Generation DECT IP Phones power by our DECT and VoIP chipset

2015 Fourth Quarter Results

GAAP Results:

Revenues for the fourth quarter of 2015 were $33.8 million, a decrease of 9% from revenues of $37.2 million for the fourth quarter of 2014. Net loss for the fourth quarter of 2015 was $0.1 million, as compared to net income of $2.7 million for the fourth quarter of 2014. Basic and diluted earnings per share for the fourth quarter of 2015 were $0.00, as compared to basic and diluted earnings per share of $0.13 and $0.12, respectively, for the fourth quarter of 2014.

Year End Results:

Revenues for the year ended December 31, 2015 were $144.3 million, an increase of 1% from 2014 revenues of $143.0 million. Net income for 2015 was $1.6 million, compared to a net income of $3.6 million for 2014, a decrease of 57%. Basic and diluted earnings per share for 2015 were $0.07, compared to basic and diluted income per share of $0.16 for 2014, a 56% decrease.

Non-GAAP Results:

Non-GAAP net income and diluted earnings per share for the fourth quarter of 2015 were $1.7 million and $0.07, respectively, as compared to non-GAAP net income and diluted earnings per share of $1.3 million and $0.06, respectively, for the fourth quarter of 2014. Non-GAAP net income and earnings per share for the fourth quarter of 2015 excluded the impact of amortization of acquired intangible assets in the amount of $321,000 associated with the acquisition of BoneTone Communications; equity-based compensation expenses of $1.2 million; write-off of $400,000 associated with an expired option related to a previous investment in a private company; and amortization of deferred tax liability related to intangible assets acquired in the BoneTone acquisition in the amount of $114,000. Non-GAAP net income and earnings per share for the fourth quarter of 2014 excluded the impact of amortization of acquired intangible assets of $382,000 associated with the acquisition of the CIPT business from NXP B.V. and the BoneTone acquisition; equity-based compensation expenses of $1.2 million; amortization of deferred tax liability related to intangible assets acquired in connection with the BoneTone acquisition in the amount of $49,000; elimination of valuation allowance of deferred tax assets and tax advances in the amount of $2.1 million; and a tax benefit of $858,000 resulting from the reversal of an income tax contingency reserve.

Non-GAAP net income and diluted earnings per share for the year ended December 31, 2015 were $8.0 million and $0.34, respectively, as compared to non-GAAP net income and diluted earnings per share of $7.3 million and $0.31, respectively, for the year ended December 31, 2014, an increase of 9.5% and 9.7%, respectively. Non-GAAP net income and diluted earnings per share for the year ended December 31, 2015 excluded the impact of amortization of acquired intangible assets of $1.3 million associated with the BoneTone acquisition; equity-based compensation expenses of $5.1 million; write-off of $400,000 associated with an expired option related to a previous investment in a private company; and amortization of deferred tax liability related to intangible assets acquired in connection with the BoneTone acquisition in the amount of $369,000. Non-GAAP net income and diluted earnings per share for the year ended December 31, 2014 excluded the impact of amortization of acquired intangible assets of $1.6 million associated with acquisitions of the CIPT business and BoneTone; equity-based compensation expenses of $5.4 million; amortization of deferred tax liability related to intangible assets acquired in connection with the BoneTone acquisition in the amount of $339,000; elimination of valuation allowance of deferred tax assets and tax advances in the amount of $2.1 million; and a tax benefit of $858,000 resulting from the reversal of an income tax contingency reserve.

Earnings Conference Call Details:

DSP Group will discuss its fourth quarter financial results, along with its outlook and guidance for the first quarter of 2016, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet.

Investors may access the conference call by dialing +1 877 280 1254 (domestic US) or +1 646 254 3388 (international) approximately 10 minutes prior to the starting time. The password is DSP Group. The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to: http://edge.media-server.com/m/p/yzmuvbdu

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 347 366 9565 (domestic US) or +44(0)20 3427 0598 (international) and enter the company access code: 3790144#.

Presentation on Non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted earnings per share presented in this press release is useful to investors in comparing results for the quarter and year ended December 31, 2015 to the same periods in 2014 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensation are reflected in its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements regarding a temporary slowdown in first quarter 2016 revenues due to decreasing demand for cordless telephony products which would be partially offset by growth in new products, optimism about reaping the rewards of prior R&D investments in the form of successful product launches and promising diversified revenue streams, anticipation that new products growth will accelerate and drive overall revenue growth, higher margins and better profitability, more meaningful revenues from mobile in the first quarter of 2016 and the potential that the high growth, high margin segments will dominate DSP Group’s business in the future and become the basis for sustaining the company’s long-term value. The results from these statements may not actually arise as a result of various factors, including the magnitude of the decline in DSP Group’s cordless business; the growth of VoIP sales; the market penetration of new products; unexpected delays in the commercial launch of new products, including in the mobile segment; slower than expected change in the nature of residential communications domain; DSP Group's ability to manage costs, DSP Group’s ability to develop and produce new products at competitive costs and in a timely manner and the ability of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2014, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and hardware reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Contact: DSP Group Inc. Dror Levy, CFO Work: 1-408-240-6844 Dror.Levy@dspg.com	The Piacente Group / Investor Relations Don Markley, 1-212-481-2050 dspg@thepiacentegroup.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Revenues	$33,770	$37,159	$144,271	$143,036
Cost of revenues	19,253	22,438	84,411	85,992

Gross profit	14,517	14,721	59,860	57,044
Operating expenses:
Research and development, net	8,803	9,155	35,483	33,468
Sales and marketing	2,995	2,980	12,103	11,905
General and administrative	2,486	2,600	9,876	10,541
Amortization of intangible assets	721	382	1,684	1,573

Total operating expenses	15,005	15,117	59,146	57,487

Operating income (loss)	(488)	(396)	714	(443)

Financial income, net	304	309	1,175	1,204

Income (loss) before taxes on income	(184)	(87)	1,889	761
Taxes on income (income tax benefit)	(76)	(2816)	327	(2,841)

Net income (loss)	$(108)	$2,729	$1,562	$3,602
Net earnings per share:
Basic	$0.00	$0.13	$0.07	$0.16
Diluted	$0.00	$0.12	$0.07	$0.16

Weighted average number of shares used in per share computations of net earnings per share:
Basic	21,634	21,679	21,924	21,968
Diluted	21,634	23,331	23,340	22,954

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	$(108)	$2,729	$1,562	$3,602
Equity-based compensation expense included in cost of revenues	72	63	300	300
Equity-based compensation expense included in research and development, net	504	513	2,201	2,381
Equity-based compensation expense included in sales and marketing	150	140	641	621
Equity-based compensation expense included in general and administrative	441	444	1,950	2,057
Amortization of intangible assets and write off of expired option	721	382	1,684	1,573
Amortization of deferred tax liability related to intangible assets	(114)	(49)	(369)	(339)
Reversal of income tax contingency reserve that was determined to be no longer needed due to the finalization of tax audit		(858)		(858)
Elimination of valuation allowance of deferred tax assets and tax advances		(2,061)		(2,061)
Non-GAAP net income	$1,666	$1,303	$7,969	$7,276

Weighted-average number of common stock used in computation of GAAP diluted net earnings per share (in thousands)	21,634	23,331	23,340	22,954
Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	1,531	248	357	671
Weighted-average number of common stock used in computation of non-GAAP diluted net earnings per share (in thousands)	23,165	23,579	23,697	23,625

GAAP diluted net earnings per share	$0.00	$0.12	$0.07	$0.16
Equity-based compensation expense	0.05	0.05	0.22	0.23
Amortization of intangible assets and write off of expired option	0.03	0.02	0.07	0.07
Amortization of deferred tax liability related to intangible assets	(0.01)	(0.01)	(0.02)	(0.02)
Reversal of income tax contingency reserve that was determined to be no longer needed due to the finalization of tax audit		(0.03)		(0.04)
Elimination of valuation allowance of deferred tax assets and tax advances.		(0.09)		(0.09)
Non-GAAP diluted net earnings per share	$0.07	$0.06	$0.34	$0.31

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2015	2014
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$13,704	$20,544
Restricted deposits	168	623
Marketable securities and short term deposits	18,070	11,508
Trade receivables, net	19,211	20,298
Inventories	11,453	15,635
Other accounts receivable and prepaid expenses	3,319	1,902
Total current assets	65,925	70,510

Property and equipment, net	3,764	2,843

Long term marketable securities and deposits	89,714	92,269
Severance pay fund	11,578	10,860
Deferred income taxes	1,311	924
Intangible assets, net	9,127	10,411
Investment in other companies	1,800	2,200
Long term prepaid expenses and lease deposits	743	1,162
	114,273	117,826
Total assets	$183,962	$191,179

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$13,103	$15,282
Other current liabilities	14,470	16,411
Total current liabilities	27,573	31,693

Accrued severance pay	11,703	10,929
Accrued pensions	892	1,089
Deferred income taxes	476	845
Total long term liabilities	13,071	12,863

Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	361,023	355,906
Accumulated other comprehensive loss	(1,267)	(1,566)
Less – Cost of treasury stock	(125,697)	(122,387)
Accumulated deficit	(90,763)	(85,352)
Total stockholders’ equity	143,318	146,623
Total liabilities and stockholders’ equity	$183,962	$191,179